Exhibit 10.3

DAVITA INC.
NON-EMPLOYEE DIRECTOR COMPENSATION POLICY
(Effective May 15, 2019)

ARTICLE I

PURPOSE

The primary purposes of the DaVita Inc. (the “Company”) Non-Employee Director Compensation Policy (this “Policy”) are as follows:

•	to pay differentially higher compensation for higher levels of work, responsibility and performance;

•	to provide a compensation structure that will attract highly competent candidates; and

•	to provide a significant portion of compensation in the form of equity-based awards to align non-employee director compensation with increases in long-term shareholder value.

All references to “Director” in this Policy shall mean a member of the Company’s Board of Directors (the “Board”) who is not employed by the Company.

ARTICLE II

BASE ANNUAL RETAINER

Each Director shall receive a base annual retainer (the “Base Annual Retainer”) of up to Two Hundred Seventy Thousand Dollars ($270,000) per fiscal year as follows:

2.1    Cash: Eighty Thousand Dollars ($80,000) to be paid in quarterly installments made within five business days of the last calendar day of each fiscal quarter.

2.2    Direct Stock Issuances: One Hundred and Ninety Thousand Dollars ($190,000) to be paid in the form of direct stock issuances (“DSIs”). The DSIs shall be subject to the following terms and conditions (the “DSI Grant Terms”):

2.2.1    Grant Date: The DSIs shall be granted in four equal installments on May 15, August 15, November 15 and March 15 (each, a “Grant Date”), subject to the Director’s continued service through the applicable Grant Date.

2.2.2    Amount: The number of DSIs to be granted on each Grant Date shall be the nearest whole number of shares as determined by dividing Forty-Seven Thousand and Five Hundred Dollars ($47,500) by the closing market price of the Company’s common stock as listed on the New York Stock Exchange on the Grant Date, and if the Grant Date does not fall on a New York Stock Exchange trading day, then on the last trading day prior to the Grant Date.

2.3    Proration: The Base Annual Retainer shall be prorated, as applicable, based on the days of service on the Board.

ARTICLE III

ANNUAL RETAINER PREMIUM – LEAD INDEPENDENT DIRECTOR

A Director serving as the Lead Independent Director of the Board shall be paid a premium (the “Lead Director Premium”) of up to One Hundred Twenty-Five Thousand Dollars ($125,000) per fiscal year as follows:

3.1    Cash: Thirty-Seven Thousand Five Hundred Dollars ($37,500) to be paid in quarterly installments made within five business days of the last calendar day of each fiscal quarter.

3.2    Direct Share Issuances: Eighty-Seven Thousand Five Hundred Dollars ($87,500) to be paid in the form of DSIs to be granted in accordance with, and subject to, the DSI Grant Terms provided in Section 2.2 above. For the avoidance of doubt:

3.2.1    Grant Date: The DSI component of the Lead Director Premium shall be granted in four equal installments on a Grant Date, subject to the Lead Independent Director’s continued service through the applicable Grant Date

3.2.2    Amount: The number of DSIs to be granted as part of the Lead Director Premium on each Grant Date shall be the nearest whole number of shares as determined by dividing Twenty-One Thousand Eight Hundred Seventy-Five Dollars ($21,875) by the closing market price of the Company’s common stock as listed on the New York Stock Exchange on the Grant Date, and if the Grant Date does not fall on a New York Stock Exchange trading day, then on the last trading day prior to the Grant Date.

3.3    Proration: The Lead Director Premium shall be prorated, as applicable, based on the days of service on the Board.
ARTICLE IV

ANNUAL RETAINER PREMIUM – COMMITTEE CHAIRS

A Director serving as a Chair of a committee (“Committee”) of the Board shall be paid a cash premium (the “Chair Premium”) per fiscal year as follows:

4.1    Chairs of the Audit, Compensation and Compliance Committees: Fifty Thousand Dollars ($50,000) to be paid each in quarterly installments made within five business days of the last calendar day of each fiscal quarter.

4.2    Chairs of the Public Policy and Clinical Performance Committees: Twenty-Five Thousand Dollars ($25,000) to be paid each in quarterly installments made within five business days of the last calendar day of each fiscal quarter.

4.3    Chair of the Nominating and Governance Committee: No Chair Premium will be paid for services provided as Chair of the Nominating and Governance Committee.

4.4    Proration: A Chair Premium shall be prorated, as applicable, based on the days of service as a Chair of a Committee within a fiscal quarter.

ARTICLE V

MEETING FEES

A Director shall be paid the following fees for his or her in person or telephonic attendance of Board and Committee meetings as follows:

5.1    Board: Two Thousand Five Hundred Dollars ($2,500) cash for attendance of: (1) special Board meetings held in person, irrespective of length, and (2) special Board meetings held telephonically that last approximately one hour. No additional compensation shall be provided for attendance of regular Board meetings.

5.2    Committees/Sub-Committees: Two Thousand Five Hundred Dollars ($2,500) cash for attendance of the following Committee meetings, provided that the Director is a member of such Committee: (1) regular or special Committee meetings held in person, and (2) regular or special Committee meetings held telephonically that last approximately one hour. Notwithstanding the foregoing, each member of the Audit Committee shall be paid Two Thousand Five Hundred Dollars ($2,500) in cash for his or her in person or telephonic attendance to each Audit Committee meeting related to quarterly earnings releases, regardless of the duration of such meeting.

5.2.1    Notwithstanding anything herein to the contrary, a Director shall be paid $2,500 in cash for attendance to a regular or special meeting of a Committee of which such Director is not a member, provided that such Director’s attendance was made at the request of the Committee’s chair and provided further that such payment is made in accordance with this Section 5.2.

5.2.2    New Committee Members: A Director attending a Committee meeting held earlier on the same day of his or her appointment by the Board to such Committee, will be eligible to receive Committee meeting fees as described under this Section 5.2.

ARTICLE VI

EXPENSE REIMBURSEMENT AND COMPENSATION
FOR ADDITIONAL TIME EXPENDED

6.1    Expense Reimbursement. Each Director shall be reimbursed for his or her reasonable out-of-pocket business expenses incurred in connection with attending meetings of the Board or its Committees or in connection with other Board related business.

6.2    Compensation for Additional Time. Each Director shall be compensated in cash on a “per diem,” hourly or other basis at a rate that is reasonable and fair to the Company as determined in the discretion of the Lead Independent Director (or, should the matter be referred to them, the Board or the Compensation Committee), for significant time spent outside of Board or Committee meetings for meetings or activities outside the scope of normal Board duties, including director training, meeting with Company management or external auditors, interviewing director candidates or other activities deemed necessary by the Chairman of the Board, the Lead Independent Director, or the entire Board. Any dollar amounts set for a particular unit of time shall be paid on a pro rata basis for time expended that is less than the full unit of time for which a rate was set. The Lead Independent Director shall oversee requests for compensation under this Article VI.

Originally Adopted: March 30, 2017
Amended March 29, 2018
Amended May 15, 2019

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